Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Energy MLP Total Return Fund

811-22482

The annual meeting of shareholders was held in the offices of Nuveen Investments on July 12, 2012; at this meeting the shareholders were asked to vote on the election of Board Members and on the approval of the issuance of additional common shares in connection with a reorganization of MLP & Strategic Equity Fund into Nuveen Energy MLP Total Return Fund. The meeting was subsequently adjourned to August 2, 2012.


Voting results for the annual meeting are as follows:

<c> Common
Shares
To approve the issuance of additional
common shares.

   For
               9,159,585
   Against
                  427,875
   Abstain
                  266,795
   Broker Non-Votes
               5,408,554
      Total
             15,262,809



Proxy materials for the annual meeting are herein incorporated by reference to the SEC filing on April 3, 2012, under Conformed Submission Type DEF N 14 8C, accession number 0001193125-12-146545..